As filed with the Securities and Exchange Commission May 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1032470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Fifth Floor, Waterloo Exchange,

Waterloo Road, Dublin 4, Ireland

011-353-1-634-7800

(Address of principal executive offices) (Zip Code)

GW Pharmaceuticals plc Long-Term Incentive Plan

GW Pharmaceuticals plc 2017 Long-Term Incentive Plan

GW Pharmaceuticals plc 2020 Long-Term Incentive Plan

(Full title of the Plan)

Bruce C. Cozadd

Chairman and Chief Executive Officer

Jazz Pharmaceuticals plc

c/o Jazz Pharmaceuticals, Inc.

3170 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Gordon, Esq.

Victor Goldfeld, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
						Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value $0.0001 per share of Jazz Pharmaceuticals Public Limited Company to be issued in respect of shares reserved under the GW Incentive Plans (as defined herein)	1,526,682(1)(4)	$162.49(2)	$248,070,558.18(2)	$27,064.50(2)
Ordinary Shares, nominal value $0.0001 per share of Jazz Pharmaceuticals Public Limited Company to be issued upon the exercise of options assumed under the GW Incentive Plans	337,793(3)(4)	$162.49(2)	$54,887,984.57(2)	$5,988.28(2)

(1)	Based on the number of Ordinary Shares of the Registrant (as defined herein) reserved for issuance pursuant to the GW Incentive Plans as of the Effective Time (as defined herein).
(2)

Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price represents the average high and low prices of the Ordinary Shares, as reported on the Nasdaq Stock Market LLC on May 4, 2021, which was $162.49.

(3)

Based on the number of Ordinary Shares of the Registrant underlying options to acquire Ordinary Shares resulting from the conversion of certain options to acquire GW ADSs (as defined herein) in connection with the Scheme (as defined herein).

(4)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Ordinary Shares that become issuable under the GW Incentive Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding Ordinary Shares.

EXPLANATORY NOTE

Reference is made herein to that certain Transaction Agreement, dated as of February 3, 2021, by and among Jazz Pharmaceuticals UK Holdings Limited, a private limited company incorporated in England and Wales (“Bidco”), Jazz Pharmaceuticals Public Limited Company, a public limited company incorporated in Ireland (the “Registrant”), of which Bidco is a wholly owned subsidiary, and GW Pharmaceuticals plc, a public limited company incorporated in England and Wales (“GW”), pursuant to which Bidco acquired the entire issued share capital of GW (the “Transaction”) pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme”). The Scheme became effective on May 5, 2021 and, as a result, GW became an indirect wholly owned subsidiary of the Registrant.

On May 5, 2021, pursuant to the Transaction Agreement, at the effective time of the Scheme (the “Effective Time”), the Registrant assumed the GW Pharmaceuticals plc Long-Term Incentive Plan, GW Pharmaceuticals plc 2017 Long-Term Incentive Plan and GW Pharmaceuticals plc 2020 Long-Term Incentive Plan, each as amended from time to time (the “GW Incentive Plans”), including with respect to any amount of GW ordinary shares (as adjusted pursuant to the terms of the GW Incentive Plans to reflect the impact of the Transaction on the kind and number of shares) that remained (or may again become) available for future issuance thereunder, subject to any limitations under applicable law or any applicable securities exchange listing requirements.

In connection with the assumption of the GW Incentive Plans, Jazz reserved a number of ordinary shares, nominal value $0.0001 per share, of Jazz Pharmaceuticals Public Limited Company (“Ordinary Shares”) for issuance equal to the Geneva Option Exchange Ratio (as defined in the Transaction Agreement) multiplied by the number of American depositary shares of GW (representing a beneficial ownership interest in twelve (12) GW ordinary shares) (each a “GW ADS”) that remained available as of the Effective Time for issuance pursuant to the GW Incentive Plans (the “Residual Shares”).

Also at the Effective Time, each option to acquire a GW ADS that was granted on or after February 3, 2021 and outstanding and unexercised immediately prior to the Effective Time (each a “2021 Option”) became vested and was exercised automatically and cash-settled as to one-third of the grant at the Effective Time, and the remaining two-thirds of the grant was converted into an option to acquire Ordinary Shares (“Jazz Options”) (with any performance goals deemed fully satisfied as of the Effective Time and, therefore, converting into time vesting Jazz Options), half of which will vest on the first anniversary of the original grant date and half of which will vest on the second anniversary of the original grant date, subject to accelerated vesting in connection with qualifying terminations of employment. The number of Ordinary Shares subject to each converted Jazz Option was determined by multiplying the Geneva Option Exchange Ratio by the number of GW ADSs subject to the applicable 2021 Option, and the option exercise price of any converted Jazz Option was determined by dividing the 2021 Option exercise price by the same Geneva Option Exchange Ratio.

This Registration Statement registers 1,864,475 Ordinary Shares reserved for issuance under the GW Incentive Plans or that may be issued upon the exercise of the above described Jazz Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the GW Incentive Plans as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are incorporated in this Registration Statement by reference:

1.

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 23, 2021, as well as the Registrant’s Amendment No.  1 on Form 10-K/A to such Annual Report, filed with the Commission on April 23, 2021 (together, the “2020 Form 10-K”);

2.	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 4, 2021;

3.

the Registrant’s Current Reports on Form 8-K filed with the Commission on February  3, 2021, February  4, 2021, March  23, 2021, April  20, 2021, April  22, 2021, April  23, 2021, April  29, 2021 and May 5, 2021 (excluding any portion of any such Current Report that was furnished under Item 2.02 or Item 7.01 of Form 8-K and any exhibits related thereto); and

4.

the Registrant’s Current Report on Form 8-K filed with the Commission on January 18, 2012 (which evidences the registration of the Registrant’s ordinary shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes therein a description of the Registrant’s ordinary shares), and any amendment or report filed with the Commission for the purpose of updating such description, including Exhibit 4.7 of the 2020 Form 10-K.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than specific sections of such documents as set forth therein and Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Registrant’s Ordinary Shares offered have been sold or which deregisters all of such Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Registrant’s memorandum and articles of association, as amended, subject to the provisions of and so far as may be permitted by the Irish Companies Act 2014, every director and secretary of the Registrant may be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, secretary, executive or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the Irish High Court.

Pursuant to the Registrant’s memorandum and articles of association, as amended, subject to the provisions of, and so far as may be permitted by the Irish Companies Act 2014, the Registrant shall indemnify any current or former executive officer of the Registrant (excluding any directors or secretary) or any person who is serving or has served at the request of the Registrant as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, to which she or he was, is, or is threatened to be made a party by reason of the fact that she or he is or was such a director, executive or trustee, provided that the indemnity shall not extend to any matter which would render it void pursuant to the Irish Companies Act 2014. Under the Registrant’s memorandum and articles of association, as amended, the Registrant’s current or former executive officers, however, will not be entitled to indemnification by the Registrant if they have been adjudged to be liable for their own fraud or dishonesty in the performance of duties to the Registrant.

The Registrant has entered into indemnity agreements with each of its directors, its secretary and persons designated as executive officers that require it to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, judgments, fines, penalties, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry, hearing or investigation, whether threatened, pending or completed and whether conducted by the Registrant or any other party, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of the Registrant or any of its subsidiaries or other affiliated enterprises, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty or other fiduciary duty to the Registrant or its shareholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The indemnity agreements with certain of the Registrant’s directors further provide that, with respect to a director that is serving on the Registrant’s board of directors at the direction of a venture or other investment fund or entity, with respect to such indemnitee’s service as a director, officer, employee, agent and/or fiduciary of the Registrant, the Registrant’s obligations under the indemnity agreement are the primary source of indemnification and advancement, the Registrant is required to make all expense advances, and the Registrant is liable for all of such indemnitee’s expenses, to the extent required by the indemnity agreement and the Registrant’s memorandum and articles of association, without regard to any rights the indemnitee may have against the applicable venture or other investment fund or entity, and the Registrant irrevocably waives, relinquishes and releases any and all claims against the applicable venture or other investment fund or entity for contribution, subrogation or any other recovery of any kind in connection with the Registrant’s obligations under the indemnity agreement.

The Registrant maintains directors’ and officers’ liability insurance. The policy insures the Registrant’s directors, secretary and executives against unindemnified losses arising from certain wrongful acts in their capacities as directors, secretary and executives, and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors, secretary and executives. The policy contains various exclusions, none of which will apply to any offerings pursuant to this registration statement.

The Registrant is a party to an investor rights agreement that provides for cross-indemnification in connection with registration of the Registrant’s ordinary shares on behalf of parties to such agreements, including selling shareholders that may be named in one or more supplements to the prospectus included in any such registration statement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association of Jazz Pharmaceuticals plc, as amended on August 4, 2016 (incorporated herein by reference to Exhibit 3.1 in Jazz Pharmaceuticals plc’s Quarterly Report on Form 10-Q (File No. 001-33500) for the period ended June 30, 2016, as filed with the Commission on August 9, 2016).

4.2	GW Pharmaceuticals plc Long Term Incentive Plan (incorporated herein by reference to Exhibit 4.1 in GW’s Registration Statement on Form S-8 (File No. 333-204389), filed with the SEC on May 22, 2015).

4.3	GW Pharmaceuticals plc 2017 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 4.1 in GW’s Registration Statement on Form S-8 (file no. 333-217328), filed with the SEC on April 17, 2017).

4.4	GW Pharmaceuticals plc 2020 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 4.1 in GW’s Registration Statement on Form S-8 (file no. 333-238737), filed with the SEC on May 27, 2020).

5.1	Opinion of Arthur Cox.*

23.1	Consent of Arthur Cox (included in Exhibit 5.1).*

23.2	Consent of KPMG, independent registered public accounting firm for the Registrant.*

24.1	Power of Attorney (included on signature page)

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on May 7, 2021.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Neena M. Patil
Name: Neena M. Patil
Title: Chief Legal Officer and SVP, Legal and Corporate Affairs

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce C. Cozadd, Neena M. Patil, Patricia Carr and Renée Galá, and each or any of them, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and generally to do all such things in his or her name and behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Bruce C. Cozadd Bruce C. Cozadd	Chairman, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	May 7, 2021

/s/ Renée Galá	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2021
Renée Galá

/s/ Patricia Carr	Vice President, Finance (Principal Accounting Officer)	May 7, 2021
Patricia Carr

/s/ Paul L. Berns	Director	May 7, 2021
Paul L. Berns

/s/ Jennifer Cook	Director	May 7, 2021
Jennifer Cook

/s/ Patrick G. Enright	Director	May 7, 2021
Patrick G. Enright

/s/ Peter Gray	Director	May 7, 2021
Peter Gray

/s/ Heather Ann McSharry	Director	May 7, 2021
Heather Ann McSharry

/s/ Seamus C. Mulligan	Director	May 7, 2021
Seamus C. Mulligan

/s/ Kenneth W. O’Keefe	Director	May 7, 2021
Kenneth W. O’Keefe

/s/ Anne O’Riordan	Director	May 7, 2021
Anne O’Riordan

/s/ Norbert G. Riedel, Ph.D.	Director	May 7, 2021
Norbert G. Riedel, Ph.D.

/s/ Elmar Schnee	Director	May 7, 2021
Elmar Schnee

/s/ Mark D. Smith, M.D.	Director	May 7, 2021
Mark D. Smith, M.D.

/s/ Catherine A. Sohn, Pharm.D.	Director	May 7, 2021
Catherine A. Sohn, Pharm.D.

/s/ Rick E Winningham	Director	May 7, 2021
Rick E Winningham